PURCHASE AND SALE AGREEMENT

                                  BY AND AMONG

                          GREENMAN TECHNOLOGIES, INC.,

                           GREENMAN ACQUISITION CORP.

                        BROWNING FERRIS INDUSTRIES, INC.

                  BROWNING-FERRIS INDUSTRIES OF MINNESOTA, INC.

                                       AND

                   BROWNING-FERRIS INDUSTRIES OF GEORGIA, INC.




                            Dated as of June 30, 1997


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
                                TABLE OF CONTENTS


         1.       The Stock Purchase..............................................................................1
                           1.01     Consummation of the Stock Purchase.  .........................................1
                           1.02     Excluded Assets...............................................................1
                           1.03     Purchase Price and Payment....................................................2
                           1.04     The Closing...................................................................2
                           1.05     Post-Closing Adjustment.......................................................2
                           1.06     Accounts Receivable...........................................................2

         2.       Representations of Sellers......................................................................3
                           2.01     Organization..................................................................3
                           2.02     Capitalization................................................................3
                           2.03     Authorization.................................................................3
                           2.04     Financial Data................................................................4
                           2.05     Absence of Undisclosed Liabilities............................................4
                           2.06     Litigation....................................................................5
                           2.07     Insurance.....................................................................5
                           2.08     Leases; Real Estate...........................................................5
                           2.09     Title to Assets...............................................................6
                           2.10     Inventory.  ..................................................................6
                           2.11     Accounts Receivable...........................................................7
                           2.12     Tax Matters...................................................................7
                           2.13     Books and Records.............................................................8
                           2.14     Contracts and Commitments.....................................................8
                           2.15     Compliance with Agreements and Laws..........................................10
                           2.16     Employee Relations...........................................................10
                           2.17     Absence of Certain Changes or Events.........................................11
                           2.18     Customers....................................................................12
                           2.19     Suppliers....................................................................13
                           2.20     Prepayments and Deposits.....................................................13
                           2.21     Indebtedness to and from Officers, Directors
                                     and Stockholders............................................................13
                           2.22     Banking Facilities...........................................................13
                           2.23     Powers of Attorney and Suretyships...........................................13
                           2.24     Regulatory Approvals.........................................................14
                           2.25     Disclosure...................................................................14
                           2.26     Disposal Sites Used..........................................................14
                           2.27     Employee Benefit Plans.......................................................14


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                  3.       Representations of GreenMan...........................................................15
                           3.01     Organization and Authority...................................................15
                           3.02     Authorization................................................................15
                           3.03     Regulatory Approvals.........................................................16
                           3.04     Financial Statements.........................................................16
                           3.05     Disclosure...................................................................16

         4.       Access to Information; Public Announcements; Consents..........................................17
                           4.01     Access to Management, Properties and Records.  ..............................17
                           4.02     Confidentiality..............................................................17
                           4.03     Public Announcements.........................................................18
                           4.04     Consents.....................................................................18

         5.       Pre-Closing Covenants of Sellers...............................................................18
                           5.01      Conduct of Business.  ......................................................18
                           5.02     Absence of Material Changes..................................................18
                           5.03     Communications with Customers and Suppliers..................................20
                           5.04     Compliance with Laws.........................................................20
                           5.05     Continuing Obligation to Inform..............................................20
                           5.06     Exclusive Dealing............................................................20
                           5.07     Reports, Taxes...............................................................21

         6.       Conditions to Obligations of GreenMan..........................................................21
                           6.01     Continued Truth of Representations and Warranties of
                                    Sellers; Compliance with Covenants and Obligations...........................21
                           6.02     Performance by BFI...........................................................21
                           6.03     Corporate Proceedings........................................................21
                           6.04     Governmental Approvals.......................................................21
                           6.05     Consent of Third Parties.....................................................21
                           6.06     Adverse Proceedings.  .......................................................22
                           6.07     Opinions of Counsel.  .......................................................22
                           6.08     Update.......................................................................22
                           6.09     Non-Competition Agreement....................................................22
                           6.10     Resignations.  ..............................................................22
                           6.11     Indebtedness.................................................................22
                           6.12     Ford Heights Option..........................................................22
                           6.13     Permit Side Letter...........................................................22
                           6.14     Closing Deliveries...........................................................22


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         7.       Conditions to Obligations of Sellers...........................................................23
                           7.01     Continued Truth of Representations and Warranties
                                    of GMTI and GAC; Compliance with Covenants
                                    and Obligations..............................................................23
                           7.02     Corporate/Stockholder Proceedings............................................23
                           7.03     Governmental Approvals.......................................................23
                           7.04     Consents of Third Parties....................................................24
                           7.05     Adverse Proceedings..........................................................24
                           7.06     Opinion of Counsel...........................................................24
                           7.07     Closing Deliveries.  ........................................................24
                           7.08     Security Interest............................................................24
                           7.09     Ford Heights Option..........................................................25
                           7.10     Guaranty.....................................................................25

         8.       Indemnification................................................................................25
                           8.01     By GreenMan..................................................................25
                           8.02     By Sellers...................................................................25
                           8.03     Claims for Indemnification...................................................26
                           8.04     Defense by the Indemnifying Party............................................27
                           8.05     Payment of Indemnification Obligation........................................27
                           8.06     Survival of Representations; Claims for Indemnification......................28
                           8.07     Claims.......................................................................28

         9.       Dispute Resolution.............................................................................28
                           9.01     General......................................................................28
                           9.02     Consent of the Parties.......................................................28
                           9.03     Arbitration..................................................................28

         10.      Termination of Agreement.......................................................................29
                           10.01    Termination by Lapse of Time.................................................29
                           10.02    Termination by Agreement of the Parties.  ...................................29
                           10.03    Termination by Reason of Breach..............................................29

         11.      Post Closing...................................................................................30
                           11.01    BFI Name and Logos...........................................................30
                           11.02    Access to Records and Properties; Assistance.................................30
                           11.03    Waiver of Applicable Waiting Periods.........................................30
                           11.04    Severance....................................................................30
                           11.05    Termination of Benefit Plan Coverage.........................................31
                           11.06    Financial Assurance..........................................................31
                           11.07    Tax and Allocation Matters...................................................31
                           11.08    Ford Heights Cages...........................................................31

         12.      Brokers........................................................................................31

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                           12.01    For BFI......................................................................31
                           12.02    For GreenMan.................................................................31

         13.      Notices........................................................................................32

         14.      Successors and Assigns.........................................................................33

         15.      Entire Agreement; Amendments; Attachments......................................................33

         16.      Severability...................................................................................33

         17.      Investigation of the Parties...................................................................33

         18.      Expenses.......................................................................................34

         19.      Governing Law..................................................................................34

         20.      Section Headings...............................................................................34

         21.      Counterparts...................................................................................34


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                           PURCHASE AND SALE AGREEMENT


         This Purchase and Sale Agreement (the "Agreement") is made this 30th day of June, 1997 by and among GreenMan Technologies, Inc., a Delaware corporation with its principal place of business at 7 Kimball Lane, Building A, Lynnfield, Massachusetts 01940 ("GMTI"), GreenMan Acquisition Corp., a Delaware corporation with its principal place of business at 7 Kimball Lane, Building A, Lynnfield, Massachusetts 01940 ("GAC" and, together with GMTI, "GreenMan"), Browning Ferris Industries, Inc., a Delaware corporation with its principal place of business at 757 North Eldridge, Houston, Texas 77079 ("BFI"), Browning-Ferris Industries of Minnesota, Inc., a Minnesota corporation ("BFIM") and Browning-Ferris Industries of Georgia, Inc., a Georgia corporation ("BFIG"). BFI, BFIM and BFIG are referred to herein, collectively, as the "Sellers."

                              Preliminary Statement

         WHEREAS, GAC desires to purchase and BFIM desires to sell all of the issued and outstanding stock of BFI Tire Recyclers of Minnesota, Inc., a Minnesota corporation, ("BTM") and BFIG desires to sell all of the issued and outstanding stock of BFI Tire Recyclers of Georgia, Inc., a Georgia corporation ("BTG");

         NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

         1.       The Stock Purchase

                  1.01 Consummation of the Stock Purchase. At the closing (as hereinafter defined), the date thereof being referred to herein as the "Closing Date", BFIM and BFIG, respectively shall deliver to GAC certificates representing all of the issued and outstanding shares of capital stock of BTM and BTG (the "Stock") owned by each of them. Such certificates shall be duly endorsed in blank for transfer or with stock powers attached and duly executed in blank, together with all such other documents as may be required to effect a valid transfer to GAC of all the Stock.

                  1.02 Excluded Assets. As of the Closing Date neither of BTM or BTG (collectively, the "Facilities" and each, individually, a "Facility") shall have any ownership or possessory interests in, (i) the use of the name "Browning-Ferris" or any name similar or related thereto, (ii) any trade marks or other intellectual property of BFI, including any rights to personal computer or mainframe software which arise solely by virtue of BTM's and BTG's affiliation with Sellers (including without limitation all BFI corporate software systems) but excluding all other rights to personal computer or mainframe software, (iii) cash, or (iv) any claims for property damage, personal injury, business interruption or other losses suffered as a result of a fire occuring on or about December 5, 1993 at BTG's premises in Jackson, Georgia.




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                  1.03  Purchase  Price and  Payment.  The  purchase  price (the
"Purchase Price") for the Stock shall be a sum equal to (a) Three Million Five Hundred Thousand Dollars ($3,600,000) plus (b) an amount equal to Final Working Capital (as hereafter defined). The Purchase Price shall be paid as follows:

                                    (i) the sum of $650,000 has previously  been
paid to BFI and BFI hereby acknowledges the receipt thereof; and

                                    (ii)   the  sum  of   $2,950,000   plus  the
Estimated Working Capital (as hereafter defined) will be paid at the closing by delivery to BFI of a promissory note of GAC payable to the order of BFI (the "Note"), said Note to be substantially in the form attached hereto as Exhibit A.

                  1.04 The Closing. The Closing shall take place at the offices of Sullivan & Worcester LLP, One Post Office Square, at 9:00 a.m. Eastern Daylight Savings Time, on June 27, 1997, or at such other place, time or date as may be mutually agreed upon in writing by the parties hereto.

                  1.05     Post-Closing Adjustment.

                           (a) On the Closing Date,  BFI shall provide  GreenMan
(1) an estimate ("Estimated Working Capital"), as of the Closing Date, of the sum of (i) all Accounts Receivable, (ii) the book value of the spare parts and any other inventory of the Facilities ("Inventory") and (iii) all deposits and prepaid items of the Facilities and (2) a schedule of the items included in the Estimated Working Capital;

                           (b) Within  forty-five  (45) days  after the  Closing
Date, BFI shall deliver to GreenMan a final schedule and calculation ("Final Working Capital") of all Accounts Receivable and Inventory as of the Closing Date; and

                           (c) Within ten (10) days  thereafter,  Sellers  shall
deliver to GreenMan immediately available funds in the amount by which the Final Working Capital is less than the Estimated Working Capital or GreenMan shall deliver to BFI a second promissory note in substantially the form of the Note attached hereto as Exhibit A in the amount by which the Final Working Capital exceeds the Estimated Working Capital.

                  1.06   Accounts   Receivable.   As  used   herein,   "Accounts
Receivable" shall mean the sum of:

                           (a)  all  accounts   receivable  of  the  Facilities,
excluding amounts due the Facilities by GMTI and excluding any portion of such accounts receivable due solely on account of services for which the Facilities will provide services after the Closing, discounted by seven percent (7%); plus

                           (b) accounts receivable due BTG by GMTI.


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         2.       Representations of Sellers

                  The Sellers represent and warrant to GAC and GMTI that:

                  2.01 Organization. BFI, BFIM, BFIG, BTM and BTG are corporations duly organized, validly existing and in good standing under the laws of the States of Delaware, Minnesota, Georgia, Minnesota and Georgia, respectively, and have all requisite corporate power and authority to own or lease its respective properties, to carry on their respective businesses as now being conducted, to execute and deliver this Agreement and the agreements contemplated herein , and to consummate the transactions contemplated hereby and thereby. Each of BTM and BTG is duly qualified to do business and in good standing in all jurisdictions in which its ownership of property or the character of its business requires such qualification except where failure to be so qualified or to be in such good standing would not have a material adverse effect on the business, properties or finances of the BTM and BTG, taken as a whole. A true and complete list of such jurisdictions is set forth in Schedule
2.01. Certified copies of the Certificate of Incorporation and By-laws of BTM and BTG, as amended to date, have been previously delivered to GreenMan, are complete and correct, and no amendments have been made thereto or have been authorized since the date thereof.

                  2.02     Capitalization.

         On the date hereof, the authorized capital stock (hereinafter the "Capital Stock"), the number of shares of each class that are issued and outstanding (including treasury shares), and the number of shares of each class that are reserved for issuance with respect to BTM and BTG shall be as set forth on Schedule 2.02 hereto. All such issued and outstanding shares of Capital Stock have been and on the Closing Date will be duly and validly issued and are, or will be on such date, fully paid and non-assessable. Except as set forth in
Schedule 2.02 attached hereto, there are not outstanding (i) any options, warrants or other rights to purchase any Capital Stock; (ii) any securities convertible into or exchangeable for shares of such stock; or (iii) any other commitments of any kind for the issuance of additional shares of Capital Stock or options, warrants or other securities of the Facilities. On the Closing Date, there will not be outstanding (i) any options, warrants or other rights to purchase any Capital Stock; (ii) any securities convertible into or exchangeable for shares of such stock; or (iii) any other commitments of any kind for the issuance of additional shares of capital stock or options, warrants or other securities of BTM and BTG.

                  2.03 Authorization. The execution and delivery by the Sellers of this Agreement and the agreements provided for herein, and the consummation by the Sellers of all transactions contemplated hereunder and thereunder by the Sellers, have been duly authorized by all requisite shareholder, director and other corporate action. This Agreement has been duly executed by the Sellers. This Agreement and all other agreements and written obligations entered into and undertaken in connection with the Stock Purchase and all other transactions contemplated hereby to which the Sellers are parties constitute the valid and legally binding obligations of the Sellers enforceable against them in accordance with their respective terms, except as enforcement may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium or similar laws effecting creditors' rights generally, and

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by the exercise of judicial discretion. The execution,  delivery and performance by the Sellers of this Agreement and the agreements provided for herein, and the consummation by the Sellers of the Stock Purchase and all other transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, (a) violate the provisions of any law, rule or regulation applicable to the Sellers or the Facilities; (b) violate the provisions of the respective Certificates of Incorporation or By-laws of the Sellers or the Facilities; or (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator by which the Sellers or the Facilities or any of their assets or properties are bound; or (d) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of the Facilities pursuant to, any indenture, mortgage, deed of trust or other agreement or instrument to which any of the Sellers are parties or by which the BTM or BTG or their assets is or may be bound. Schedule 2.03 attached hereto sets forth a true, correct and complete list of all consents and approvals of third parties that are required in connection with the consummation by the Sellers of the Stock Purchase and the performance by the Sellers of their
obligations  under  this  Agreement.   Notwithstanding   the  foregoing  or  any
provisions of this Agreement to the contrary, Sellers make no representation or warranty, and expressly disclaim any representation or warranty, with respect to whether the consent of any government entity or third party is required with respect  to any  Permit  in  connection  with the  continued  operations  of the
Facilities  after   consummation  of  the  transactions   contemplated  by  this
Agreement.

                  2.04     Financial Data.

         Attached hereto as Schedule 2.04 is certain financial information ("Financial Data") provided previously by BFI to GreenMan with respect to each Facility. Such Financial Data is true, complete and accurate in all material respects and was prepared in accordance with generally accepted accounting principles (except for the absence of footnote disclosure and for other differences from generally accepted accounting principles described on Schedule 2.04) applied on a consistent basis, and the Financial Data fairly represents the financial information set forth therein, in accordance with generally accepted accounting principles for the periods indicated and has been compiled consistent with past practice from the internal accounting records of the respective Facilities without audit. The Financial Data does not constitute any warranty with respect to future results of operations of any of the Facilities. The internal accounting records of the Facilities from which such Financial Data has been compiled has been maintained on a consistent basis in all material respects by Sellers. The date of Financial Data is referred to herein as a "Financial Data Date."

                  2.05 Absence of Undisclosed Liabilities. Except as and to the extent (a) reflected and reserved against in the Current Balance Sheet, (b) set forth on Schedule 2.05 attached hereto, or (c) incurred in the ordinary course of business after the date of the Current Balance Sheet and not material in amount, either individually or in the aggregate, to the best of Sellers' knowledge, each of the Facilities has no liability or obligation, secured or unsecured, whether accrued, absolute, contingent, unasserted or otherwise, which is material to the condition (financial or otherwise) of the assets, properties, business or prospects of the Facilities. For purposes of this Subsection 2.05, "material" means, with regard to any specific liability or

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obligation,  any  amount  in  excess  of  $25,000  and with  regard  to all such liabilities and obligations in the aggregate, any amount in excess of $50,000.

                  2.06 Litigation. Except as set forth on Schedule 2.06 attached hereto (a) there is no action, suit or proceeding to which any of the Facilities is a party pending or, to the best knowledge of the Sellers, threatened before any court or governmental agency, authority, body or arbitrator; (b) none of the Facilities has not been permanently or temporarily enjoined by any order, judgment or decree of any court or any governmental agency, authority or body from engaging in or continuing any conduct or practice in connection with the business, assets, or properties of the Facilities; and (c) there is not in existence on the date hereof any order, judgment or decree of any court, tribunal or agency enjoining or requiring any of the Facilities to take any action of any kind with respect to its business, assets or properties.

                  2.07 Insurance. Schedule 2.07 attached hereto sets forth a true, correct and complete list of all fire, theft, casualty, general liability, workers compensation, business interruption, product liability, automobile and other insurance policies maintained by each Facility and of all life insurance policies maintained by each Facility on the lives of any of its employees, specifying the type of coverage, the amount of coverage, the premium, the insurer and the expiration date of each such policy (collectively, the "Insurance Policies"). True, correct and complete copies of all Insurance Policies have been previously delivered by the Sellers to GreenMan. The Insurance Policies are in full force and effect. All premiums due on the Insurance Policies or renewals thereof have been paid through the Closing Date, and there is no default by any of the Facilities under the Insurance Policies nor any default by any other party to the Insurance Policies that is known by any of the Facilities. To the best of Sellers' knowledge, there are no outstanding recommendations by any issuer of the Insurance Policies or by any Board of Fire Underwriters or other similar body exercising similar functions or by any governmental authority exercising similar functions which requires or recommends any changes in the conduct of the business of, or any repairs or other work to be done on or with respect to any of the properties or assets of, the Facilities.

                  2.08     Leases; Real Estate.

                           (a) Schedule 2.08 attached  hereto sets forth a true,
correct and complete list as of the date hereof of all leases of real property to which each of BTM or BTG is a party (collectively, the "Leases"). True, correct and complete copies of all Leases and all amendments, modifications and supplemental agreements thereto have previously been delivered by the Sellers to GreenMan. The Leases are in full force and effect, are, to the best of Sellers' actual knowledge, binding and enforceable against each of the parties thereto in accordance with their respective terms, except as may be limited by the laws of bankruptcy and general principals of equity and, except as set forth on Schedule 2.08, have not been modified or amended since the date of delivery to GreenMan. Sellers, BTM and BTG have not received any written notice from any party to any Lease claiming that a Facility is in default thereunder and that such default remains uncured. Except as set forth on Schedule 2.08, there has not occurred any event which would constitute a material breach of or material default in the performance of any covenant, agreement or condition contained in any Lease by Sellers, BTM or BTG, nor has there occurred any event which with the passage of time or the giving of notice or both would constitute such a

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material  breach  or  material  default  by  Sellers,  BTM or  BTG.  None of the
Facilities is obligated to pay any leasing or brokerage commission (which is not disclosed on Schedule 2.08 attached hereto) relating to any Lease and, except as set forth on Schedule 2.08, currently has no obligation to pay any leasing or brokerage commission upon the renewal of any Lease. Except as set forth on
Schedule  2.08, no  obligations  relating to  construction,  alteration or other
leasehold   improvement   work  with  respect  to  any  of  the  Leases  remains
outstanding.

                           (b) Except as shown on  Schedule  2.08,  there are no
actual or currently existing potential material environmental hazards on real property (the "Properties") at any time owned, leased or operated by any of the Facilities.

                  2.09     Title to Assets.

                           (a) Each of the  Facilities  has good and  marketable
title to all of its properties and assets, real, personal and mixed, including those reflected in the Financial Data Date, free and clear of any security interests, mortgages, pledges, liens, encumbrances, restrictions, or charges, except for (i) those described on Schedule 2.09(a) attached hereto and made part hereof, (ii) liens shown on the Current Balance Sheet or the Notes thereto as securing specified liabilities set forth therein, with respect to which no material default exists (except for defaults cured prior to the declaration of default thereon), and (iii) minor imperfections of title and encumbrances, if any, which are not substantial in character, amount, or extent, do not detract from the value of the properties subject thereto, or interfere with the use of the properties for the purposes for which they are presently used, or otherwise impair the Facilities' operations, and have arisen only in the ordinary course of business

                           (b)  Schedule  2.09(b)  contains a true and  complete
list and legal description of each parcel of real property owned by the Facilities and a general description of each building situated thereon. The
Seller has heretofore furnished to GreenMan true and complete copies of all deeds, other instruments of title and policies of title insurance indicating and describing the ownership of such real property, as well as copies of any surveys or environmental reports relating thereto.

                  2.10 Inventory. Schedule 2.10 attached hereto sets forth a true, correct and complete list of the Inventory as of the date hereof. The Inventory consists of items of a quality and quantity which are usable or saleable in the ordinary course of the business conducted by the Facilities. The value of all items of obsolete materials and of materials of below standard quality have been written down to realizable market value and the values at which such inventory is carried reflect the normal inventory valuation policy of the Facilities of stating inventory at the lower of cost or market value on a first in first out (FIFO) basis in accordance with GAAP.

                  2.11 Accounts Receivable. Schedule 2.11 attached hereto sets forth a true, correct and complete list of the accounts receivable of the Facilities as of a date not more than five business days prior to the Closing Date (the "Accounts Receivable"), including the aging thereof. All Accounts Receivable arose out of the sales of inventory or services in the ordinary course of business.

                  2.12 Tax Matters. The Facilities are not subject to any federal, state, local or foreign tax liablity of any kind whatsoever for any periods prior to the Closing or any assessment, interest, penalty or deficiency relating thereto. There are no tax liens (other than for ad-valorem and similar taxes which are not past due) or taxes on any of the assets of the Facilities.

                  2.13 Books and Records. The general ledgers and books of account of each Facility, and all other books and records of each Facility are in all material respects complete and correct and have been maintained in accordance with good business practice and in accordance with all applicable procedures required by laws and regulations.

                  2.14     Contracts and Commitments.

                           (a) Schedule  2.14 attached  hereto  contains a true,
complete and correct list of all written, and a description of all oral, contracts and agreements of the types listed below (collectively, the "Contracts"):

                                    (i)   all   loan   agreements,   indentures,
mortgages and guaranties to which a Facility is a party or by which a Facility or any of its property is bound;

                                    (ii) all pledges,  conditional sale or title
retention agreements, security agreements, obligations relating to equipment, personal property leases and lease purchase agreements to which a Facility is a party or by which a Facility or any of its property is bound;

                                    (iii) all contracts, agreements, commitments
and purchase orders to which a Facility is a party or by which a Facility or any of its property is bound and which (A) involve payments or receipts by a facility of more than $25,000 in the case of any single contract, agreement, commitment or purchase order under which full performance (including payment) has not been rendered by all parties thereto or (B) which may materially adversely affect the condition (financial or otherwise) or the properties, assets, business or prospects of each Facility;

                                    (iv) all collective  bargaining  agreements,
employment and consulting agreements, executive compensation plans, bonus plans, deferred compensation agreements, pension plans, retirement plans, employee stock option or stock purchase plans and group life, health and accident insurance and other employee benefit plans, agreements, arrangements or commitments to which a Facility is a party or by which a Facility or any of its property is bound;

                                    (v)   all   agency,    distributor,    sales
representative, franchise or similar agreements to which a Facility is a party or by which a Facility or any of its property is bound;

                                    (vi) all contracts or  agreements  between a
Facility and any affiliate thereof (as such term is defined in the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder) (each, an "Affiliate"), including, but not limited to, any of BFI, BFIM, BFIG or their Affiliates;

                                    (vii)  all  leases  for  personal  property,
whether operating, capital or otherwise, under which a Facility is lessor or lessee;

                                    (viii) all contracts or agreements  relating
to past disposal of waste by each Facility (whether or not hazardous);

                                    (ix)  all  contracts,  agreements  or  other
arrangements imposing a non-competition or non-solicitation obligation on a Facility;

                                    (x)  all   confidentiality   or  proprietary
information agreements with respect to the confidential information of a Facility or any third party to which a Facility is a party in any capacity; and

                                    (xi)  any  other   material   agreements  or
contracts entered into by a Facility.

                           (b)      Except as set forth on Schedule 2.14:

                                    (i) each  Contract  is a valid  and  binding
agreement of the respective Facility, enforceable against such Facility in accordance with its terms, and Sellers do not have any knowledge that any Contract is not a valid and binding agreement of the other parties thereto;

                                    (ii)  Each   Facility  has   fulfilled   all
material obligations required pursuant to the Contracts to have been performed by each Facility on its part prior to the date hereof, and Sellers have no reason to believe that each Facility will not be able to fulfill, when due, all of its obligations under all material Contracts which remain to be performed after the date hereof;

                                    (iii)  No  Facility  is in  breach  of or in
default under any material Contract, and no event has occurred which with the passage of time or giving of notice or both would constitute such a default, result in a loss of rights under the Contracts or result in the creation of any lien, charge or encumbrance, thereunder or pursuant thereto;

                                    (iv) to the best knowledge of Sellers, there
is no existing breach or default by any other party to any material Contract, and no event has occurred which with the passage of time or giving of notice or both would constitute a default by such other party, result in a loss of rights or result in the creation of any lien, charge or encumbrance thereunder or pursuant thereto;

                                    (v) there are not and,  since March 31, 1997
have not been, any claims of a non-routine nature by customers of any Facility under any warranties, whether express or implied;

                                    (vi)  No  Facility  is   restricted  by  any
Contract from carrying on its business anywhere in the world; and

                           (c)  Except as set forth on  Schedules  2.04 or 2.14,
the continuation, validity and effectiveness of each Contract will not be affected by the Stock Purchase or other transaction contemplated hereby.

                           (d)  True,   correct  and  complete   copies  of  all
Contracts have previously been delivered by Sellers to GreenMan.

                           (e) For purposes of this  Section 2.14 and  elsewhere
in this Agreement, the term "material Contract" means any contract which has a value, either in terms of products to be sold, services to be performed or otherwise, in excess of $25,000.

                  2.15 Compliance with Agreements and Laws. Each Facility has all requisite licenses, permits and certificates, including environmental, health and safety permits, from federal, state and local authorities necessary to conduct its business and own and operate its assets (collectively, the "Permits"), except where a failure to hold a Permit does not have a material adverse effect on an Facility. Schedule 2.15 attached hereto sets forth a true, correct and complete list of all such Permits, copies of which have previously been delivered by Sellers to GreenMan. To the best knowledge of Sellers, there is no material violation by any Facility of any law, regulation or ordinance (including, without limitation, laws, regulations or ordinances relating to building, zoning, environmental, disposal of hazardous substances, land use, air pollution or similar matters) applicable to it or its properties.

                  2.16     Employee Relations.

                           (a) To the best  knowledge  of  Sellers,  each of the
Facilities is in material compliance with all federal, state and municipal laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and is not engaged in any unfair labor practice, and there are no arrears in the payment of wages or social security taxes (other than amounts accrued in the regular and ordinary course of business since the last regular payment of such wages and taxes).

                           (b)  Except as set forth on  Schedule  2.16  attached
hereto:

                                    (i)  none  of the  employees  of each of the
Facilities is represented by any labor union;

                                    (ii)  there  is  no  unfair  labor  practice
complaint against any of the Facilities pending before the National Labor Relations Board or any state or local agency;

                                    (iii)  there is no pending  labor  strike or
other material labor trouble affecting any of the Facilities (including, without limitation, any organizational drive);

                                    (iv) there is no  material  labor  grievance
pending against any of the Facilities;

                                    (v)  there  is  no  pending   representation
question respecting the employees of any of the Facilities;

                                    (vi)  there  are  no   pending   arbitration
proceedings arising out of or under any collective bargaining agreement to which any of the Facilities is a party, or any basis for which a claim may be made under any collective bargaining agreement to which any of the Facilities is a party; and

                                    (vii)  None  of  the   Facilities   has  any
continuing obligation for health, life, medical insurance or other similar fringe benefits to any former employee thereof;

                           (c) Sellers have previously delivered a true, correct
and complete list of the current payroll of each of the Facilities, including the job title and salary or wage rates of each employee, showing separately for each such person who received an annual salary in excess of $25,000 the amounts paid or payable as salary and bonus payments for the fiscal year ended September 30, 1996.

                           (d) For purposes of this  Subsection  2.16,  the term
"employee" shall be construed to include sales agents and other independent contractors who spend a majority of their working time on the business of any of the Facilities.

                  2.17     Absence of Certain Changes or Events.

                           (a)  Except as set forth on  Schedule  2.17  attached
hereto, since the Financial Data Dates relating to each Facility, the respective Facility has not entered into any transaction which is not in the usual and ordinary course of business without limiting the generality of the foregoing, has not:

                                    (i) incurred any obligation or liability for
borrowed money;

                                    (ii)  discharged  or  satisfied  any lien or
encumbrance or paid any obligation or liability other than current liabilities reflected in the Current Balance Sheet;

                                    (iii)  mortgaged,  pledged or  subjected  to
lien, charge or other encumbrance any of its properties or assets;

                                    (iv)   sold  or   purchased,   assigned   or
transferred any of its tangible assets or cancelled any debts or claims, except for inventory sold and raw materials and supplies purchased in the ordinary course of business;

                                    (v)  made  any  material   amendment  to  or
termination of any material Contract or done any act or omitted to do any act which would cause the breach of any material Contract;

                                    (vi) suffered any losses of personal or real
property, whether insured or uninsured, and whether or not in the control of a Facility in excess of $25,000 in the aggregate, or waived any rights of any value;

                                    (vii)  authorized any declaration or payment
of dividends or distributions or paid any such dividends or distributions, or authorized any transfer of assets of any kind whatsoever to the Sellers or any other party with respect to any shares of capital stock;

                                    (viii)  received  notice of any  litigation,
warranty claim or products liability claim;

                                    (ix)  engaged any new  employee for a salary
in excess of $25,000 per annum:

                                    (x) made, or committed to make, any material
changes in the compensation payable to any officer, director, employee or agent of a Facility, or any bonus payment or similar arrangements made to or with any of such officers, directors, employees or agents;

                                    (xi)  made any  material  alteration  in the
manner of keeping the books, accounts or records of a Facility, or in the accounting practices therein reflected, including, without limitation, any changes in the method of calculating reserves for doubtful accounts or sales returns; or (xii) suffered any material adverse change in the results of operations, condition (financial or otherwise), assets, liabilities (whether absolute, accrued, contingent or otherwise) or business of a Facility.

                           (b)  Sellers  have no  knowledge  of any  existing or
threatened occurrence, event or development which, as far as can now be reasonably foreseen, is likely to have a material adverse effect on the business, properties, assets, condition (financial or otherwise) or prospects of the Facilities; provided, however that no representation or warranty is made with respect to general business, economic or technological conditions or developments which may affect any Facility.

                  2.18 Customers. Schedule 2.18 attached hereto sets forth a true, correct and complete list of the names and addresses of each customer of each Facility which accounted for more than 5% of the revenues of each Facility
(a) in the fiscal year ended September 30, 1996 and (b) for the first six months of the fiscal year ending September 30, 1997. Except as set forth on Schedule
2.18 attached hereto, none of Sellers or Facilities have received notification that any of Facilities' customers intends to discontinue its relationship with a Facility.

                  2.19 Suppliers. Schedule 2.19 attached hereto sets forth a true, correct and complete list of the names and addresses of each of the suppliers of each Facility which accounted for a dollar volume of purchases by each facility in excess of $25,000 for (x) the fiscal year ended September 30, 1996 and (y) the first six months of the fiscal year ending September

30, 1997. Except as set forth on Schedule 2.19 attached hereto, no Facility is more than 60 days past due in any trade accounts payable or other payments owing to any supplier to a Facility.

                  2.20 Prepayments and Deposits. Schedule 2.20 attached hereto sets forth all customers of the Facilities from whom prepayments and deposits have been received by each Facility as of the date hereof, for products to be shipped, or services to be performed, after the Closing Date.

                  2.21 Indebtedness to and from Officers, Directors and Stockholders. Except as set forth on Schedule 2.21 attached hereto, neither BTM or BTG is indebted, directly or indirectly, to any person who is an officer, director or stockholder of BTM or BTG or any Affiliate thereof or any such person in any amount whatsoever other than for salaries for services rendered or reimbursable business expenses, all of which have been reflected on the books and records of BTM or BTG previously delivered to GreenMan, and no such officer, director, stockholder or Affiliate is indebted to BTM or BTG except for advances made to employees of BTM or BTG in the ordinary course of business to meet reimbursable business expenses anticipated to be incurred by such obligor.

                  2.22 Banking Facilities. Schedule 2.22 attached hereto sets forth a true, correct and complete list of:

                           (a) each bank,  savings and loan or similar financial
institution in which any of the Facilities has an account or safety deposit box and the numbers of the accounts or safety deposit boxes maintained by any of the Facilities thereat; and

                           (b) the names of all  persons  authorized  to draw on
each such account or to have access to any such safety deposit box facility, together with a description of the authority (and conditions thereof, if any) of each such person with respect thereto.

                  2.23 Powers of Attorney and Suretyships. Except as set forth on Schedule 2.23 attached hereto, each of BTM and BTG has no general or special powers of attorney outstanding (whether as grantor or grantee thereof), nor does it have any obligation or liability (whether actual, accrued, accruing, continent or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any person, corporation, joint venture, association, organization or other entity, except as endorser or maker of checks or letters of credit, respectively, endorsed or made in the ordinary course of business.

                  2.24 Regulatory Approvals. All consents, approvals, authorizations or other requirements prescribed by any law, rule or regulation which must be obtained or satisfied by the Facilities and which are necessary for the execution and delivery by the Sellers of this Agreement or any documents to be executed and delivered by the Sellers in connection herewith are set forth on Schedule 2.24 attached hereto and have been, or prior to the Closing Date will be, obtained and satisfied. Notwithstanding the foregoing or any provisions of this Agreement to the contrary, Sellers make no representation or warranty, and expressly disclaim any representation or warranty, with respect to whether the consent of any government entity or third party is required with respect to any Permit in connection with the continued operations of the Facilities after consummation of the transactions contemplated by this Agreement.

                  2.25 Disclosure. The information concerning the Facilities set forth in this Agreement, the Exhibits and Schedules attached hereto and any document, statement or certificate furnished or to be furnished to GreenMan pursuant hereto or in connection herewith, does not and on the Closing Date will not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the statements and facts contained herein or therein, in light of the circumstances in which they are made, not false and misleading. Copies of all documents heretofore or hereafter delivered or made available to GreenMan pursuant to this Agreement were or will be complete and accurate copies of such documents.

                  2.26 Disposal Sites Used. Schedule 2.26 lists the name and address of all solid waste landfills or transfer stations to which (i) to the best of Sellers' knowledge, the Facilities (excluding any companies or businesses acquired by the Facilities) transported material amounts of municipal solid waste in connection with the operation of its business, or (ii) any company or business acquired by the Facilities has transported material amounts of municipal solid waste to the extent any such company or business has provided records of any such transportation to the Sellers, BTM or BTG. Schedule 2.26 also states whether any listed facility is, to the best of Sellers' knowledge, currently being remediated or currently scheduled to undergo remediation under the Comprehensive Environmental Response, Compensation and Liability Act or comparable state law.

                  2.27 Employee Benefit Plans. Schedule 2.27 sets forth a complete list of all pension, profit sharing, retirement, deferred compensation, welfare, insurance, disability, bonus, vacation pay, severance pay and similar plans, programs or arrangements, including without limitation all employee benefit plans, as defined in Section 3 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (the "Plans") maintained by the Facilities. None of the Facilities maintain or contribute to any "multiemployer plan" as defined in Section 4001(a)(3) of ERISA, and none of the Facilities have incurred any material liability under Sections 4062, 4063 or 4201 of ERISA. Each Plan maintained by a Facility which is intended to be qualified under either
Section 401(a) or 501(c)(9) of the Internal Revenue Code of 1986, as amended (the "Code"), is so qualified. Each Plan has been administered in all material respects in accordance with the terms of such Plan and the provisions of any and all statutes, orders or governmental rules or regulations, including without limitation ERISA and the Code, and to the knowledge of the Sellers nothing has been done or omitted to be done with respect to any Plan that would result in any material liability on the part of the Facility under Title I of ERISA or
Section 4975 of the Code. All reports required to be filed with respect to all Plans, including without limitation annual reports on Form 5500, have been timely filed except where the failure to so file would not have a material adverse effect on the business, properties or finances of the Facilities. No "reportable event" as defined at Section 4043 of ERISA, other than any such event for which the thirty-day notice period has been waived, has occurred with respect to any pension plan subject to Title IV of ERISA. With respect to all pension plans subject to Title IV of ERISA, such plans have no unfunded benefit liabilities, all contributions to such plans under the minimum funding requirements of Section 412 of the Code have been made and all premium payments to the Pension Benefit Guaranty Corporation with respect to such plans have been made. All claims for welfare benefits incurred by employees on or before the Closing Date are or will be fully covered by third-party insurance policies or programs. Except for continuation of health coverage to the extent required under Section 4980B of the Code or as otherwise set forth in this Agreement, there are no obligations under any welfare plan providing benefits after termination of employment.

         3.       Representations of GreenMan

         GMTI and GAC, jointly and severally, represent and warrant to BFI as follows:

                  3.01 Organization and Authority. GMTI and GAC are each corporations duly organized, validly existing and in good standing under the laws of the State of Delaware, and have all requisite corporate power and authority to own their respective properties, to carry on their respective businesses as now being conducted, to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby. GMTI is duly qualified to do business and in good standing in all jurisdictions in which its ownership of property or the character of its business requires such qualification, except where failure to be so qualified or to be in such good standing would have a material adverse effect on the business, properties or finances of GMTI, taken as a whole. Certified copies of the Certificates of Incorporation and Bylaws of GMTI and GAC, as amended to date, have been previously delivered to BFI, are complete and correct, and no amendments have been made thereto or have been authorized since the date thereof. GAC has conducted no business or operations prior to the date hereof except in connection with the transactions contemplated by this Agreement.

                  3.02 Authorization. The execution and delivery of this Agreement by GMTI and GAC, and the agreements provided for herein, and the consummation by GMTI and GAC of all transactions contemplated hereby, have been duly authorized by all requisite corporate action. This Agreement has been duly executed by GMTI and GAC. This Agreement and all such other agreements and written obligations entered into and undertaken in connection with the transactions contemplated hereby constitute the valid and legally binding obligations of GMTI and GAC, enforceable against GMTI and GAC respectively, in accordance with their respective terms, except as enforcement may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium or similar laws effecting creditors' rights generally, and by the exercise of judicial discretion. The execution, delivery and performance of this Agreement and the agreements provided for herein, and the consummation by GMTI and GAC of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, (a) violate the provisions of any law, rule or regulation applicable to GMTI or GAC; (b) violate the provisions of GMTI's or GAC's Certificate of Incorporation or By-laws; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator by which GMTI or any of its assets or properties are bound or (d) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of GMTI and GAC pursuant to, any indenture, mortgage, deed of trust or other agreement or instrument to which GMTI or GAC is a party or by which GMTI or GAC or their respective assets is or may be bound. Schedule 3.02 attached hereto sets forth a true, correct and complete list of all consents and approvals of third parties that are required in connection with the consummation by GMTI or GAC of the Stock Purchase and the performance by GMTI and GAC of their respective obligations under this Agreement.

                  3.03 Regulatory Approvals. All consents, approvals, authorizations and other requirements prescribed by any law, rule or regulation which must be obtained or satisfied by GMTI, GAC or GCI and which are necessary for the consummation of the transactions contemplated by this Agreement have been, or will be prior to the Closing Date, obtained and satisfied.

                  3.04     Financial Statements.

                           (a)  GMTI  has  previously  delivered  to BFI (i) its
audited balance sheet as of May 31, 1996 and the related statements of income, stockholders' equity, cash flow and supplementary schedules of GMTI for the fiscal year then ended, (collectively, "GreenMan 1996 Financial Statements") and
(ii) its unaudited February 28, 1997 balance sheet and the related statements of income, stockholders' equity, cash flow and supplementary schedules for the nine-month period then ended, (collectively, the "GreenMan Current Financial Statements"). The GreenMan 1996 Financial Statements and the GreenMan Current Financial Statements (collectively, the "GreenMan Financial Statements") have been prepared in accordance with GAAP applied consistently with past practice, subject to normal year-end adjustments and the absence of footnotes, and are accompanied by a certificate of the Chief Financial Officer of GMTI to the effect that the GreenMan Current Financial Statements were prepared in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes and other related information required by GAAP.

                           (b) The GreenMan Financial  Statements fairly present
in all material respects, as of their respective dates, the financial condition, retained earnings, assets and liabilities of GMTI and the results of operations of GMTI's business for the periods indicated.

                  3.05 Disclosure. The information concerning GreenMan set forth in this Agreement, the Exhibits and Schedules attached hereto and any document, statement or certificate furnished or to be furnished to the Sellers pursuant hereto or in connection herewith, does not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the statements and facts contained herein or therein, in light of the circumstances in which they are made, not false and misleading. Copies of all documents heretofore or hereafter delivered or made available to the Sellers pursuant to this Agreement were or will be complete and accurate copies of such documents.

         4.       Access to Information; Public Announcements; Consents

                  4.01 Access to Management, Properties and Records. From the date of this Agreement until the Closing Date, the Sellers shall afford the officers, attorneys, accountants and other authorized representatives of GreenMan free and full access upon reasonable advance notice and during normal business hours to all management personnel, offices, properties, books and records of the Facilities, so that GreenMan may have full opportunity to make such investigation as it shall desire to make of the management, business, properties and affairs of the Facilities, and GreenMan shall be permitted to make abstracts from, or copies of, all such books and records. The Sellers shall furnish to GreenMan and/or authorized representatives designated by GreenMan such financial and operating data and other information as to the business of the Facilities as GreenMan shall reasonably request.

                  4.02     Confidentiality.

                           (a) The Sellers have  furnished  and will continue to
furnish GreenMan with certain information which is non-public, confidential or proprietary in nature. All information furnished to GreenMan, its directors, officers, employees, agents or representatives, including, without limitation, attorneys, accountants, consultants, potential lenders, investors and financial advisors (collectively, "Representatives") by the Sellers or any of their representatives, and all analyses, compilations, data, studies or other documents prepared by GreenMan or its representatives containing or based in whole or in part on any such furnished information or reflecting GreenMan's review of, or interest in, BFI and the Facilities is hereinafter referred to as "BFI Information." "BFI Information" shall not include any information publicly available through no fault of Sellers. GreenMan hereby agrees to use the BFI Information solely in connection with the consummation of the transactions contemplated by this Agreement and to transmit the BFI Information only to those employees and representatives of GreenMan who need to know the BFI Information, except as may otherwise be required by operation of applicable law. If the Closing does not occur, the BFI Information, and all copies thereof will be returned by GreenMan, its directors, officers, and employees (but not its other representatives), without retaining any copies thereof, to Sellers.

                           (b)  GreenMan  has  furnished  and will  continue  to
furnish the Sellers with certain information which is non-public, confidential or proprietary in nature. All information furnished to the Sellers, their directors, officers, employees, agents or representatives, including, without limitation, attorneys, accountants, consultants, potential lenders, investors and financial advisors (collectively, "Representatives") by GreenMan or any of its representatives, and all analyses, compilations, data, studies or other documents prepared by the Sellers or their representatives containing or based in whole or in part on any such furnished information or reflecting BFI's review of, or interest in, GreenMan is hereinafter referred to as "GreenMan Information." "GreenMan Information" shall not include any information publicly available through no fault of the Sellers. Sellers hereby agree to use the GreenMan Information solely in connection with the consummation of the transactions contemplated by this Agreement and to transmit the GreenMan Information only to those representatives of Sellers who need to know the GreenMan Information, except as may otherwise be required by operation of applicable law. If the Closing does not occur, the GreenMan Information, and all copies thereof will be returned by Sellers, their directors, officers, and employees (but not its other representatives), without retaining any copies thereof, to GreenMan.

                  4.03 Public Announcements. The parties agree that prior to the
Closing Date any and all public pronouncements or other public communications concerning this Agreement, and the timing, manner and content of such disclosures, shall be subject to the mutual agreement of BFI and GreenMan.

                  4.04 Consents. Sellers and GreenMan shall each use their respective commercially reasonable efforts, to be deemed to not include the renegotiation of any Permit terms or the financial terms of any Contract or Lease, in obtaining any requisite governmental or third party consents or authorizations to the consummation of the respective transactions contemplated by this Agreement.

         5.       Pre-Closing Covenants of Sellers

         From and after the date hereof and until the Closing Date:

                  5.01 Conduct of Business.  Sellers shall carry on the business of the Facilities diligently and substantially in the same manner as heretofore and shall not make or institute any materially new methods of manufacture, purchase, sale, shipment or delivery, lease, management, accounting or operation, and shall not ship or deliver any quantity of products in excess of normal shipment or delivery levels, except as agreed to in writing by GMTI, which agreement shall not be unreasonably withheld. All of the property of the Facilities shall be used, operated, repaired and maintained in a normal business manner consistent with past practice.

                  5.02 Absence of Material Changes. Without the prior written consent of GreenMan, which agreement shall not be unreasonably withheld, Sellers shall not cause or permit any of the Facilities to:

                           (a)  take  any  action  to amend  their  Articles  of
Incorporation or By- Laws;

                           (b)  issue  any  stock,   bonds  or  other  corporate
securities or grant any option or issue any warrant to purchase or subscribe for any of such securities or issue any securities convertible into such securities;

                           (c) incur any  obligation  or liability  (absolute or
contingent), except current liabilities incurred and obligations under contracts entered into in the ordinary course of business;

                           (d)  declare or make any payment or  distribution  to
the stockholders of the Facilities with respect to its stock or purchase or redeem any shares of its capital stock;

                           (e) mortgage,  pledge, or subject to any lien, charge
or any other encumbrance any of its assets or properties;

                           (f) sell,  assign,  or  transfer  any of its  assets,
except for inventory sold in the ordinary course of business, at a normal profit margin;

                           (g)  cancel  any  debts  or  claims,  except  in  the
ordinary course of business;

                           (h) merge or consolidate with or into any corporation
or other entity;

                           (i)  make,  accrue or become  liable  for any  bonus,
profit sharing or incentive payment, except for accruals under existing plans and agreements, if any, or increase the rate of compensation payable or to become payable by it to any of its officers, directors or employees except in the ordinary course of business;

                           (j) make any  election or give any consent  under the
Code or the tax statutes of any state or other jurisdiction or make any termination, revocation or cancellation of any such election or any consent or compromise or settle any claim for past or present tax due;

                           (k) waive any rights of material value;

                           (l) modify,  amend,  alter or terminate any executory
contract of material value or which is material in amount;

                           (m) take or permit any act or omission constituting a
breach or default under any material contract or agreement by which it or its properties are bound;

                           (n) fail to use reasonable commercials efforts to (i)
preserve the possession and control of its assets, (ii) retain its present officers and key employees, (iii) preserve the relationships of consumers, suppliers and others having business relations with it, and (iv) preserve the business existing on the date hereof until the Closing Date;

                           (o) fail to operate its  business  and  maintain  its
books, accounts and records in the customary manner and in the ordinary and regular course of business and maintain in good repair their business premises, fixtures, machinery, furniture and equipment;

                           (p) enter  into any  lease,  contract,  agreement  or
understanding, other than those entered into in the ordinary course of business calling for payments which in the aggregate do not exceed $25,000 for each such lease, contract, agreement or understanding;

                           (q) engage any new employee for a salary in excess of
$25,000 per annum;

                           (r)  materially  alter the  terms,  status or funding
condition of any Employee Plan; or

                           (s) commit or agree to do any of the foregoing in the
future.

                  5.03     Communications with Customers and Suppliers.

                           (a)  Unless  instructed   otherwise  by  GreenMan  in
writing, the Facilities will continue to accept customer orders in the ordinary course of business and consistent with past practice for all products offered by the Facilities but expected to be shipped after the Closing Date.

                           (b) the  Facilities  and GreenMan  will  cooperate in
communications with suppliers and customers to accomplish the Stock Purchase on the Closing Date.

                  5.04 Compliance with Laws. The Facilities will comply in all material respects with all laws and regulations which are applicable to them or to the conduct of their business and will perform and comply in all material respects with all Contracts.

                  5.05 Continuing Obligation to Inform. From the date hereof through and including the Closing Date, the Sellers will deliver or cause to be delivered to GreenMan supplemental information concerning events subsequent to the date hereof which would render any statement, representation or warranty in this Agreement or any information contained in any Schedule attached hereto inaccurate, misleading or incomplete in any material respect; provided, that except as specified in Subsection 6.08 hereof, none of such supplemental information shall constitute an amendment of any statement, representation or warranty in this Agreement or any Schedule, Exhibit or document furnished pursuant hereto.

                  5.06 Exclusive Dealing. Sellers will not from the date hereof through the Closing Date, directly or indirectly, through any officer, director, agent or otherwise, (a) solicit, initiate or encourage submission of proposals or offers from any person relating to an acquisition or purchase of all or a material portion of the assets of or an equity interest in the Facilities or any merger, consolidation or business combination with the Facilities, (b) participate in any discussions or negotiations regarding, or furnish to any other person, any non-public information with respect to or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing, or (c) withdraw their intention to sell the Facilities. Sellers agree to promptly notify GreenMan of any such proposal or offer, or any inquiry or contact with respect thereto received by Sellers.

                  5.07 Reports, Taxes. Sellers will duly and timely file all reports or returns required to be filed with federal, state, local and foreign authorities and will promptly pay all federal, state, local and foreign taxes, assessments and governmental charges levied or assessed upon them or any of their properties (unless contesting such in good faith and adequate provision has been made therefor).

         6.       Conditions to Obligations of GreenMan

         The obligations of GreenMan under this Agreement are subject to the fulfillment, at the Closing Date, of the following conditions precedent, each of which may be waived in writing in the sole discretion of GreenMan:

                  6.01 Continued Truth of Representations and Warranties of Sellers; Compliance with Covenants and Obligations. The representations and warranties of the Sellers shall be true in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such date, except for any changes permitted by the terms hereof or consented to in writing by GreenMan. Sellers shall have performed and complied in all material respects with all terms, conditions, covenants, obligations, agreements and restrictions required by this Agreement to be performed or complied with by each of them prior to or at the Closing Date.

                  6.02 Performance by BFI. At the Closing, the Sellers shall have delivered to GreenMan certificates signed by a duly authorized officer of each of them, respectively, as to its compliance with Subsection 6.01 hereof.

                  6.03  Corporate   Proceedings.   All   corporate,   and  other
proceedings required to be taken on the part of the Sellers to authorize and carry out this Agreement shall have been taken.

                  6.04 Governmental Approvals. All governmental agencies, departments, bureaus, commissions and similar bodies, the consent, authorization or approval of which is necessary under any applicable law, rule, order or regulation for the consummation of the Stock Purchase, and the consummation of the transactions contemplated by this Agreement and the operation of the business of the Facilities by GreenMan shall have consented to, authorized, permitted or approved such transactions.

                  6.05 Consent of Third Parties. Sellers shall have received all requisite consents and approvals of all third parties whose consent or approval is required in order for Sellers to consummate the transactions contemplated by this Agreement, including without limitation, those set forth on Schedule 2.04 attached hereto.

                  6.06 Adverse Proceedings. No action or proceeding by or before any court or other governmental body shall have been instituted or threatened by any governmental body or person whatsoever which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which might affect the right of GreenMan to own or operate the business of the Facilities after the Closing.

                  6.07 Opinions of Counsel. GreenMan shall have received the opinion of Edward C. Norwood, counsel to the Sellers, dated as of the Closing Date, in substantially the form attached hereto as Exhibit B.

                  6.08 Update. Sellers shall have provided GreenMan with a true, correct and complete list and amount, as of the last business day immediately preceding the Closing Date, of the Contracts.

                  6.09 Non-Competition Agreement. On or prior to the Closing Date, GreenMan, on the one hand and Sellers, on the other hand, shall have entered into a non-compete agreement, in substantially the form attached hereto as Exhibit C, providing in general for Sellers and their Affiliates not to engage in the business of the Facilities in the area set forth in the agreement for a period of three (3) years after the Closing Date.

                  6.10 Resignations. Sellers shall have, on or prior to the Closing Date, delivered to GreenMan resignations from the officers and directors of the Facilities set forth on Schedule 6.10 attached hereto.

                  6.11 Indebtedness. BFI will eliminate all of the fixed liabilities of BTM and BTG (including trade payables, tax obligations, accrued expenses and intercompany payables) existing as of the Closing Date except for outstanding obligations not yet due under the curb and gutter capital improvement assessment to which BTM is subject .

                  6.12 Ford Heights Option. BFI shall have, on or prior to the Closing Date, caused to be executed and delivered to GMTI an exclusive Option Agreement relating to BFI's Ford Heights, Illinois facility in substantially the form of Exhibit D attached hereto.

                  6.13 Permit Side Letter. Sellers shall have, on or prior to the Closing Date, delivered to GreenMan a Permit Side Letter in substantially the form of Exhibit E attached hereto.

                  6.14 Closing Deliveries. GreenMan shall have received at or prior to the Closing such documents, instruments or certificates as GreenMan may reasonably request including, without limitation:

                           (a) such  certificates of Sellers'  officers and such
other  documents  evidencing  satisfaction  of the conditions  specified in this
Section 6 as GreenMan shall reasonably request;

                           (b)  certificates  of the  Secretary  of State of the
States of Delaware, Minnesota and Georgia, as applicable, as to the legal existence and good standing (including tax) of BFIM, BFIG, BTM and BTG;

                           (c)  certificates  of the  Secretaries of the Sellers
attesting to the incumbency of the Sellers' officers, the authenticity of the resolutions authorizing the transactions contemplated by this Agreement and the authenticity and continuing validity of the charter documents delivered pursuant to Subsection 2.01;

                           (d) where required by each of the applicable  Leases,
estoppel certificates from each lessor from whom Sellers or Facilities leases real or personal property consenting to the Stock Purchase and the other transactions contemplated hereby, and representing that there are no outstanding claims against Sellers or Facilities under such Leases;

                           (e) such other documents, instruments or certificates
as may be reasonably requested by GreenMan or its counsel.

         7.       Conditions to Obligations of Sellers

         The obligations of the Sellers under this Agreement are subject to the fulfillment, at the Closing Date, of the following conditions precedent, each of which may be waived in writing by the Sellers:

                  7.01 Continued Truth of Representations and Warranties of GMTI and GAC; Compliance with Covenants and Obligations. The representations and warranties of GMTI and GAC in this Agreement shall be true in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such date, except for any changes consented to in writing by the Sellers. GMTI and GAC shall have performed and complied in all material respects with all terms, conditions, covenants, obligations, agreements and restrictions required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

                  7.02 Corporate/Stockholder Proceedings. All corporate, stockholder and other proceedings required to be taken on the part of GMTI and GAC to authorize the Stock Purchase and carry out this Agreement shall have been taken.

                  7.03 Governmental Approvals. All governmental agencies, departments, bureaus, commissions and similar bodies, the consent, authorization or approval of which is necessary under any applicable law, rule, order or regulation for the consummation of the Stock Purchase, and the consummation of the transactions contemplated by this Agreement shall have consented to, authorized, permitted or approved such transactions.

                  7.04 Consents of Third Parties. GMTI and GAC shall have received all requisite consents and approvals of all third parties whose consent or approval is required in order for GMTI and GAC to consummate the transactions contemplated by this Agreement.

                  7.05 Adverse Proceedings. No action or proceeding by or before any court or other governmental body shall have been instituted or threatened by any governmental body or person whatsoever which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which might affect the right of the Sellers to transfer the Stock.

                  7.06 Opinion of Counsel. Sellers shall have received an opinion of Sullivan & Worcester LLP, counsel to GreenMan, dated as of the Closing Date, in substantially the form attached hereto as Exhibit F.

                  7.07 Closing Deliveries. Sellers shall have received at or prior to the Closing such documents, instruments or certificates as Sellers may reasonably request, including, without limitation:

                           (a) such  certificates  of each of  GMTI's  and GAC's
Chief Executive Officer and such other documents evidencing satisfaction of the conditions specified in this Section 7;

                           (b)  certificates  of the  Secretary  of State of the
State of Delaware as to the legal  existence  and good standing of GMTI and GAC;
and

                           (c)  certificates  of the Secretaries of GMTI and GAC
attesting to the incumbency of the officers of GMTI and GAC, respectively, the authenticity of the resolutions authorizing the transactions contemplated by this Agreement, and the authenticity and continuing validity of the charter documents delivered pursuant to Subsection 3.01.

                           (d) such other documents,  instrument or certificates
as may be reasonably requested by Seller or its counsel.

                  7.08 Security Interest. GAC shall have executed and delivered to BFI a Pledge Agreement substantially in the form of Exhibit G hereto and shall have granted BFI a security interest in the Stock pursuant to such Pledge Agreement. BTM and BTG each shall have executed and delivered to BFI a Security Agreement substantially in the form of Exhibit H hereto and each shall have granted BFI a security interest in all of their assets pursuant to such Security Agreements.

                  7.09 Guaranty. GMTI shall have executed and delivered to BFI a Guaranty substantially in the form of Exhibit I hereto.


         8.       Indemnification

                  8.01 By GreenMan. GreenMan hereby covenants and agrees that it will indemnify and hold harmless Sellers, their Affiliates and each of their respective officers, directors and employees from and against all claims, damages, losses, liabilities, costs and expenses (including, without limitation, settlement costs and any legal, accounting or other expenses for investigating or defending any actions or threatened actions) (collectively, "Losses") in connection with each and all of the following:

                           (a)   any   misrepresentation   or   breach   of  any
representation or warranty made by GMTI or GAC in this Agreement;

                           (b)  any  breach  of  any   covenant,   agreement  or
obligation of GMTI or GAC contained in this Agreement or any other agreement, instrument or document contemplated by this Agreement; and

                           (c) any misrepresentation contained in any statement,
certificate or schedule furnished by GMTI or GAC pursuant to this Agreement or in connection with the transactions contemplated by this Agreement.

                           (d)   GreenMan's,   or  any  of   their   Affiliates'
operation, at the Facilities following the Closing Date.

                  8.02 By Sellers. Sellers covenant and agree that they will indemnify and hold harmless GreenMan, their Affiliates, and each of their respective officers, directors and employees, from and against all Losses in connection with each and all of the following:

                           (a)   any   misrepresentation   or   breach   of  any
representation or warranty made by Sellers in this Agreement;

                           (b)  any  breach  of  any   covenant,   agreement  or
obligation of Sellers contained in this Agreement or any other agreement, instrument or document contemplated by this Agreement;

                           (c) any misrepresentation contained in any statement,
certificate or schedule furnished by Sellers pursuant to this Agreement or in connection with the transactions contemplated by this Agreement;

                           (d) the  Facilities'  businesses  or operations on or
prior to the Closing Date;

                           (e) any and all liabilities of the Facilities related
to any borrowed money indebtedness of the Facilities in excess of the indebtedness described in Section 6.11 hereof existing as of the Closing Date.

                           (f)  any  tax   liabilities  or  obligations  of  the
Facilities relating to any period prior to the Closing Date;

                           (g) any claims against, or liabilities or obligations
of, the Facilities by or to officers, directors, or affiliates relating to the Facilities' business or operation prior to the Closing Date;

                           (h)  any  welfare   benefits  not  fully  covered  by
third-party insurance policies or programs relating to claims incurred by present or former employees of the Facilities on or before the Closing Date.

                  8.03  Claims for  Indemnification.  Whenever  any claim  shall arise for indemnification under this Section 8, GreenMan on the one hand or Sellers, on the other hand, as the case may be (the party or parties seeking such indemnification, the "Indemnified Party"), shall promptly notify the other party or parties hereto (the "Indemnifying Party") in writing (the "Indemnification Notice") of the claim and, when known, the facts constituting the basis for such claim (including all relevant documentation). In the event of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party (a "Third Party Claim"), the Indemnification Notice shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. In the event that any claim for indemnification involves a matter other than a Third Party Claim, the Indemnifying Party shall have sixty (60) days from receipt of the Indemnification Notice to object to such claim by delivery of a written notice of such objection to the Indemnified Party specifying in reasonable detail the basis for such objection. Failure to timely to so object shall constitute a final and binding acceptance of the Claim for Indemnification by the Indemnifying Party and the claim shall be paid in accordance with Section 8.05 hereof. If an objection is timely interposed by the Indemnifying Party and the dispute is not resolved within twenty (20) business days from the date (such period is hereinafter referred to as the "Negotiation Period") the Indemnified Party receives such objection, such dispute shall be resolved by arbitration in accordance with the provisions of Section 9 hereof. The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent, which shall not be unreasonably withheld or delayed, of the Indemnifying Party; provided, however, that if suit shall have been instituted against the Indemnified Party and the Indemnifying Party shall not have taken control of such suit within ten (10) days after notification thereof, the Indemnified Party shall have the right to settle or compromise such claim upon giving notice to the Indemnifying Party as provided in Subsection 8.04.

                  8.04     Defense by the Indemnifying Party.

                           (a) In connection  with any claim which may give rise
to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a person other than the Indemnified Party, the Indemnifying Party, at his sole cost and expense may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding if the Indemnifying Party acknowledges to the Indemnified Party in writing the obligation of the Indemnifying Party to indemnify the Indemnified Party with respect to all elements of such claim. If the Indemnifying Party assumes the defense of any such claim or legal proceeding, the Indemnifying Party shall select counsel reasonably acceptable to the Indemnified Party to conduct the defense of such claims or legal proceedings and at the sole cost and expense of the Indemnifying Party shall take all steps necessary in the defense or settlement thereof. The Indemnifying Party shall not consent to a settlement of, or the entry of any judgment arising from, any such claim or legal proceeding, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed). The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense. If the Indemnifying Party does not assume the defense of any such claim or litigation resulting therefrom within ten (10) days after the date such claim is made: (a) the Indemnified Party may defend against such claim or litigation in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate, and (b) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. If the Indemnifying Party thereafter seeks to question the manner in which the Indemnified Party defended such third party claim or the amount or nature of any such settlement, the Indemnifying Party shall have the burden to prove by a preponderance of the evidence that the Indemnified Party did not defend or settle such third party claim in a reasonably prudent manner.

                           (b) The  Indemnifying  Party  and  Indemnified  Party
shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such claim and furnishing employees of the Indemnified Party as may be reasonably necessary for the preparation of the defense of any such Third Party Claim or for testimony as witnesses in any proceeding relating to such claim.

                  8.05 Payment of Indemnification Obligation. Notwithstanding anything to the contrary in this Section 8 or elsewhere in this Agreement, neither Indemnified Party shall be entitled to receive, and neither Indemnifying Party shall be obligated to pay, (i) any amounts under this Section 8 unless and until the aggregate amount of all claims for indemnification by an Indemnified Party under this Section 8 exceeds five percent (5%) of the amount paid by GreenMan to BFI (the "Floor") or (ii) any amounts in excess of the Purchase Price, except that any claims by GreenMan for Losses resulting from a breach of
Section 2.12 hereof ("Tax Claims") shall not be subject to the limits set forth in this sentence. The parties hereto agree that (i) once the aggregate amount of claims, exclusive of Tax Claims, by any Indemnified Party exceeds the Floor, the Indemnified Party shall be entitled to indemnity only for the amount of such claims in excess of the Floor and (ii) the Indemnified Party shall be entitled to indemnity for the entire amount of any Tax Claims.

                  8.06 Right of Offset. GreenMan may offset any amounts owing to BFI under Section 1.03 hereof by the amount of any Losses described in Section
8.02 hereof.

                  8.07 Survival of Representations; Claims for Indemnification. Except as specifically and expressly otherwise provided herein, all representations, warranties and covenants made by Sellers and GreenMan in this Agreement, or in any instrument or document furnished in connection with this Agreement or the transactions contemplated hereby, shall survive the Closing and any investigation at any time made by or on behalf of the Indemnified Party until three years from the Closing (the "Expiration Date"). All such representations, warranties and covenants shall expire on the Expiration Date, except for claims, if any, (a) properly asserted in writing prior to such Expiration Date identified as a claim for indemnification pursuant to this
Section 8, or (b) which are based upon fraud of Sellers or GreenMan, which shall survive until finally resolved and satisfied in full.

                  8.08 Claims. Any claim by any party to this Agreement for any breach of the representations, warranties, and covenants set forth in this Agreement shall be subject to the limitations prescribed by this Article 8.

         9.       Dispute Resolution

                  9.01 General. In the event that any dispute should arise between the parties hereto with respect to any matter covered by this Agreement, the parties hereto shall resolve such dispute in accordance with the procedures set forth in this Section 9.

                  9.02 Consent of the Parties. In the event of any dispute between the parties with respect to any matter covered by this Agreement, the parties shall first use their best efforts to resolve such dispute among themselves. If the parties are unable to resolve the dispute within 30 calendar days after the commencement of efforts to resolve the dispute, the dispute will be submitted to arbitration in accordance with Subsection 9.03 hereof.


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                  9.03     Arbitration.

                           (a) Either GreenMan,  on the one hand, or Sellers, on
the other hand, may submit any matter referred to in Subsection 9.02 hereof to arbitration by notifying the other party hereto, in writing, of such dispute. Within 10 days after receipt of such notice, GreenMan and Sellers shall designate in writing one arbitrator to resolve the dispute; provided, that if the parties hereto cannot agree on an arbitrator within such 10-day period, the arbitrator shall be selected by the American Arbitration Association. The arbitrator so designated shall not be an employee, consultant, contractor, officer, director or stockholder of any party hereto or any affiliate of any party to this Agreement.

                           (b)  Within  15 days  after  the  designation  of the
arbitrator, the arbitrator, GreenMan and Sellers shall meet, at which time GreenMan and Sellers shall be required to set forth in writing all disputed issues and a proposed ruling on each such issue.

                           (c) The arbitrator shall set a date for a hearing(s),
which shall be no later than 30 days after the submission of written proposals pursuant to paragraph (b) above, to discuss each of the issues identified by GreenMan, as the case may be, and Sellers. Each such party shall have the right to be represented by counsel. The arbitration shall be governed by the rules of the American Arbitration Association; provided, that the arbitrator shall have sole discretion with regard to the admissibility of evidence.

                           (d) The arbitrator  shall use his or her best efforts
to rule on each disputed issue within 30 days after the completion of the hearings described in paragraph (c) above. The determination of the arbitrator as to the resolution of any dispute shall be binding and conclusive upon all parties hereto. All rulings of the arbitrator shall be in writing and shall be delivered to the parties hereto and the Escrow Agents.

                           (e) The prevailing party in any arbitration  shall be
entitled to an award of reasonable attorneys' fees incurred in connection with the arbitration. The non-prevailing party shall pay such fees, together with the fees of the arbitrator and the costs and expenses of the arbitration.

                           (f) Any arbitration  pursuant to this Subsection 9.03
shall be conducted in Boston, Massachusetts. Any arbitration award may be entered in and enforced by any court having jurisdiction thereover and the parties hereby consent and commit themselves to the jurisdiction of the courts of the Commonwealth of Massachusetts for purposes of the enforcement of any arbitration award.

         10.      Termination of Agreement

                  10.01 Termination by Lapse of Time. This Agreement shall terminate at 5:00 p.m., Boston Time, on July 18, 1997, if the transactions contemplated hereby have not been consummated, unless such date is extended by the written consent of BFI and GreenMan.


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



                  10.02 Termination by Agreement of the Parties. This Agreement may be terminated by the mutual written agreement of the parties hereto. In the event of such termination by agreement, GreenMan shall have no further obligation or liability to Sellers under this Agreement, and Sellers shall have no further obligation or liability to GreenMan under this Agreement.

                  10.03 Termination by Reason of Breach. This Agreement may be terminated by BFI, if at any time prior to the Closing there shall occur a material breach of any of the representations, warranties or covenants of GreenMan or the failure by GreenMan to perform in all material respects any condition or obligation hereunder, and may be terminated by GreenMan, if at any time prior to the Closing there shall occur a material breach of any of the representations, warranties or covenants of the Sellers or the failure of the Sellers to perform in all material respects any condition or obligation hereunder. If the Agreement is terminated due to a material breach by the Sellers, then all sums paid to date by GreenMan to the Sellers shall be returned to GreenMan by BFI within ten (10) days of the breach. If the Agreement is terminated due to a material breach by GreenMan, then all sums paid to date by GreenMan to BFI shall be retained by BFI as liquidated damages and said sums shall be the Seller's sole and exclusive remedy against GreenMan hereunder.

         11.      Post Closing.

                  11.01 BFI Name and Logos. As soon as practicable (but in any event within ninety (90) days) after the Closing Date, GreenMan, at its expense, shall (i) remove all BFI names and logos from all assets of the Facilities and
(ii) take all steps necessary to remove the "BFI" from the corporate names of BTM and BTG. Nothing in this Agreement shall constitute a license or authorization for GreenMan to use in any manner any name, logo or mark owned by or licensed to BFI and its affiliates.

                  11.02 Access to Records and Properties; Assistance. For a period of seven (7) years following the Closing, GreenMan will afford to BFI reasonable access to the financial and tax records of the BTM and BTG as well as the properties related to the Facilities' business to (i) complete any financial statements or audits thereof or tax returns, (ii) defend any tax disputes or claims or responds to any requests in connection with any tax audits, (iii) comply with any legal request or order, (iv) defend any disputes, claims, prosecution or litigation or (v) for any other reasonable purpose. For a period of thirty (30) days following the Closing Date, GreenMan shall make available those Hired Employees (defined below) accounting and other office personnel for purposes of assisting BFI in bringing the Facilities' monthly accounting records to a close.

                  11.03 Waiver of Applicable Waiting Periods. GreenMan shall waive the waiting periods for the benefit plans of GreenMan, including without limitation medical, dental, disability, vacation and pension plans, with respect to any employees (such employees "Hired Employees') of any of the Facilities employed by GreenMan at or following the Closing Date; provided that such waiver is permitted under such plans. Any such employees shall be eligible for coverage in accordance with, and subject to, the other provisions of such plans. GreenMan shall further apply such respective employees' years of service with any BFI affiliate for

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



purposes of calculating benefits under all of GreenMan's benefit plans; provided that such application is permitted under such plans.

                  11.04 Severance. If any Hired Employee shall cease to be employed by GreenMan or any of their respective affiliates, other than terminated for "cause", within the first 90 days after the Closing Date, then Sellers shall be responsible for any and all severance payments and other termination benefits to which such Hired Employee would have been entitled under BFI's employee benefit and severance plans in effect prior to the Closing Date.

                  11.05 Termination of Benefit Plan Coverage. Sellers will terminate the Facilities' participation in all employee benefit plans of Sellers or their affiliates on the Closing Dates.

                  11.06 Financial Assurance. On or before sixty (60) days following the Closing Date, GreenMan shall submit such instruments of financial assurance required by the respective regulatory agencies to effect the full and effective release of those instruments of financial assurance on file or in place by BFI, BFIM, BFIG, or any of their respective Affiliates (excluding BTM and BTG) relating to the Facilities.

                  11.07 Tax and Allocation Matters. BFI and GMTI agree to make (and cause their respective affiliates to make) all necessary filings and elections under Section 338(h)(10) of the Internal Revenue Code with respect to the sale of the Stock. BFI will file the completed IRS form 8023 on behalf of the parties and BFI will provide a copy to GMTI. BFI and GMTI (i) agree to allocate the Purchase Price among the assets of BTM and BTG in accordance with
Schedule 11.07, (ii) will have provided their respective taxpayer identification numbers on Schedule 11.07, (iii) will file IRS Forms 8594 and any other required modifications thereto or other tax reporting forms consistently with the agreed allocation, (iv) will not file any return with a tax authority or take a position in any proceeding before any taxing authority that is inconsistent with such allocation, and (v) upon notice of the allocation being disputed by any taxing authority, will promptly notify the other party of such dispute and the resolution thereof. BFI, at its expense, will prepare and file all federal and state tax returns for BTM and BTG for the current period up to the Closing Date. GMTI, at its expense, will prepare and file all federal and state tax returns for BTM and BTG for periods after the Closing Date.

                  11.08 Ford Heights Cages. For so long as the Option Agreement relating to the Ford Heights facility is in effect, Sellers and their affiliates shall continue to permit the use, without charge, by BTM and BTG of the tire cages located thereat in the manner currently used.

         12.      Brokers

                  12.01 For BFI. BFI represents and warrants that no person, firm or corporation has acted in the capacity of broker or finder on its behalf to bring about the negotiation of this Agreement. BFI agrees to indemnify and hold harmless GreenMan against any claims or liabilities asserted against it by any person acting or claiming to act as a broker for BFI.


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



                  12.02 For GreenMan. GreenMan represents and warrants that no person, firm or corporation has acted in the capacity of broker or finder on its behalf to bring about the negotiation of this Agreement. GreenMan agrees to indemnify and hold harmless BFI against any claims or liabilities asserted against any of them by any person acting or claiming to act as a broker or finder on behalf of GreenMan.

         13.      Notices

         Any notices or other communications required or permitted hereunder shall be sufficiently given if delivered personally or sent by telex, federal express, registered or certified mail, postage prepaid, addressed as follows or to such other address of which the parties may have given notice:

               To GreenMan or GAC:

                                GreenMan Technologies, Inc.
                                7 Kimball Lane, Building A
                                Lynnfield, Massachusetts  01940
                                Attn:  Maurice E. Needham
                                Telephone:  (617) 224-2411
                                Telecopy:   (617) 224-0014

               With a copy to:

                                Sullivan & Worcester LLP
                                One Post Office Square
                                Boston, Massachusetts  02109
                                Attn:  John A. Piccione, Esq.
                                Telephone:  (617) 338-2800
                                Telecopy:   (617) 338-2880

               To BFI:

                                Browning Ferris Industries, Inc.
                                P.O. Box 3151
                                Houston, Texas  77253
                                Attn:  Secretary
                                Telephone:
                                Telecopy:


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



      With a copy to:
                                Browning Ferris Industries, Inc.
                                P.O. Box 3151
                                Houston, Texas 77753
                                Attn:  John A. Hale, Jr., Esq.
                                Telephone:  (281) 870-7138
                                Telecopy:    (281) 870-7825

Unless otherwise specified herein, such notices or other communications shall be deemed received (a) on the date delivered, if delivered personally, or (b) three business days after being sent, if sent by registered or certified mail, postage prepaid and properly addressed as set forth above.

      14.      Successors and Assigns

      This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that GreenMan, on the one hand, and Sellers, on the other hand, may not assign their respective obligations hereunder without the prior written consent of the other party; provided, however, that GreenMan may assign this Agreement, and its rights and obligations hereunder, to a subsidiary or affiliate of GreenMan. Any assignment in contravention of this provision shall be void.

      15.      Entire Agreement; Amendments; Attachments

                           (a)  This  Agreement,   all  Schedules  and  Exhibits
hereto, and all agreements and instruments to be delivered by the parties pursuant hereto represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersede all prior oral and written and all contemporaneous oral negotiations, commitments and understandings between such parties. GMTI and BFI, by the consent of their respective presidents, may amend or modify this Agreement, in such manner as may be agreed upon, by a written instrument executed by GMTI and BFI.

                           (b) If the  provisions  of any Schedule or Exhibit to
this Agreement are inconsistent with the provisions of this Agreement, the provisions of the Agreement shall prevail. The Exhibits and Schedules attached hereto or to be attached hereafter are hereby incorporated as integral parts of this Agreement.

      16.      Severability

      Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.


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



      17.      Investigation of the Parties

      All representations and warranties contained herein which are made to the best knowledge of a party shall require that such party make reasonable investigation and inquiry with respect thereto to ascertain the correctness and validity thereof.

      18.      Expenses

      Except as otherwise expressly provided herein, GreenMan, on the one hand, the Sellers, on the other hand, will pay all fees and expenses (including, without limitation, legal and accounting fees and expenses) incurred by them in connection with the transactions contemplated hereby (collectively, "Transaction Expenses"). In no event will any of the fees or expenses incurred in connection with this transaction by BFI, including, without limitation, the fees and expenses of counsel to BFI, be billed to or paid by the Facilities.

      19.      Governing Law

      This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

      20.      Section Headings

      The section headings are for the convenience of the parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the parties.

      21.      Counterparts

      This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document.


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



      IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as an instrument under seal on and as of the date first above written.

(Corporate Seal)                                GREENMAN TECHNOLOGIES, INC.

ATTEST:

Joseph E.  Levangie                             By: /s/ Maurice E. Needham
Secretary                                            Maurice E. Needham,
                                                     Chief Executive officer

(Corporate Seal)                                GREENMAN ACQUISITION CORP.

ATTEST:

John A.  Piccione                               By: /s/ Maurice E. Needham
Secretary                                           Maurice E. Needham,
                                                    Chief Executive Officer

(Corporate Seal)                                BROWNING FERRIS INDUSTRIES, INC.

ATTEST:

/s/ Eileen B. Schuler                           By: /s/ Gerald K.  Burger
Assistant Secretary                                 Vice  President

(Corporate Seal)                                BROWNING-FERRIS INDUSTRIES OF
                                                    MINNESOTA, INC.

ATTEST:

/s/ Eileen B. Schuler                           By: /s/ Gerald K.  Burger
Assistant Secretary                                  Vice President


(Corporate Seal)                                BROWNING-FERRIS INDUSTRIES OF
                                                    GEORGIA, INC.

ATTEST:

/s/ Eileen B. Schuler                           By: /s/ Gerald K.  Burger
Assistant Secretary                                 Vice President




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